Exhibit 10.2

PROMISSORY NOTE

Floating Rate - 2004

DEFINED TERMS

Execution Date:	August 10, 2004	City and State of Signing: Jacksonville, Florida

Loan Amount:	$45,000,000.00	Initial Interest Rate: 2.71% per annum, to be adjusted as provided in Section 1 hereof

Borrowers:	Flagler Development Company, A Florida corporation, Gran Central - Deerwood North, LLC, a Delaware limited liability company, and Beacon Station 22, 23 and 24 Limited Partnership, a Delaware limited partnership, jointly and severally

Borrowers’ Address: 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256

Holder: METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Holder’s Address:

Metropolitan Life Insurance Company
10 Park Avenue, 3rd Floor
Morristown, New Jersey 07962
Attention: Managing Director - Real Estate Investment,

            and

Metropolitan Life Insurance Company
101 E. Kennedy Boulevard, Suite 2330
Tampa, Florida 33602
Attention: Director/OIC

Maturity Date:	September 1, 2011	Advance Date: The date funds are disbursed to Borrowers.

Interest Only Period: The period from the Advance Date and ending on the last day of the month in which the Advance Date occurs.		Principal and Interest Installment Date: The first day of the second calendar month following the Advance Date.

Monthly Installment: Equal monthly installments of principal in the amount shown on Exhibit “A” for each month, plus interest at the Interest Rate for the preceding month.

The principal amount of the Monthly Installment is based upon an amortization period of 30 years.

Prepayment: Prepayment of the Loan is permitted only upon the terms and conditions set forth in paragraphs 9 and 10 hereof.

Liable Parties:	Flagler Development Company, Gran Central-Deerwood North, LLC, and Beacon Station 22, 23 and 24, Limited Partnership

Addresses of Liable Parties: 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256

Late Charge: An amount equal to four percent (4%) of any amount not received within seven (7) days of the date when due.

Default Rate: An annual rate equal to the Interest Rate plus four hundred (400) basis points.

Note: This Promissory Note. Mortgages: Three separate documents entitled “Mortgage, Security Agreement, and Fixture Filing” each dated as of the Execution Date, granted by each of the Borrowers, respectively, to Holder in connection with this Note. Loan Documents: This Note, the Mortgages and any other documents related to this Note and/or the Mortgages including without limitation that certain Mortgage Loan Application from the Borrowers to the Holder, accepted by the Holder on May 25, 2004 (the “Application”) and that certain Fixed Rate Note of even date herewith given by the Borrower to the Holder in the principal amount of $60,000,000.00, and all renewals, amendments, modifications, restatements and extensions of these documents. Indemnity Agreement: Three separate Unsecured Indemnity Agreements, each dated as of the Execution Date and executed by Borrowers and Liable Parties in favor of Holder in connection with this Note. The Indemnity Agreements are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

Affiliate: Florida East Coast Industries, Inc., a Florida corporation (“FECI”) or any entity in which FECI or Flagler Development Company, a Florida corporation owns, directly or indirectly, at least fifty-one percent (51%) of the equity interest and retains management control.

Approval: Unless a different standard is specifically set forth herein, whenever reference is made in the Note to Holder’s “Approval” by Holder, such term means accepted or approved in writing by an officer of Holder using a standard of commercial reasonableness in good faith.

FOR VALUE RECEIVED, Borrowers, jointly and severally, promise to pay to the order of Holder, at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.

1. Interest Rate. Interest shall accrue on the principal balance of this Note outstanding from time to time at the Interest Rate. The initial “Interest Rate” hereunder shall be equal to the sum of (i) 1.00% plus (ii) the three (3) month LIBOR Rate (as hereinafter defined) as of approximately 11:00 a.m. London time on the second Business Day prior to the Execution Date. The Interest Rate will be reset by the Holder effective the first day of the first month of each successive three (3) month period thereafter during the term of the Loan (the “Rate Reset Dates”). The Interest Rate will be reset as aforesaid to the rate equal to the sum of (i)1.00% plus (ii) the three (3) month LIBOR Rate as of approximately 11:00 a.m. London time on the second Business Day prior to each of the Rate Reset Dates. A “Business Day” is a day that both (x) commercial banks in London are open for international business (including dealings in U.S. dollar deposits) and (y) MetLife is open for business in New York City. The term “LIBOR Rate” as used herein shall mean the three (3) month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the three (3) month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”.

2. Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a) Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and shall be paid on the first day of the first calendar month following the Advance Date.

(b) Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment. The interest component of the amount of the Monthly Installment shall be recalculated as of each Rate Reset Date. The principal component of the Monthly Installment due each month shall be the amount set forth opposite the due date for each such month on the schedule attached hereto as Exhibit “A”, and by this reference made a part hereof.

(c) On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Mortgages and/or any other Loan Documents as well as any future advances under the Mortgage that may be made to or on behalf of Borrowers by Holder following the Advance Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrowers acknowledge and agree that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

3. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

4. Security. The covenants of each of the Mortgages are incorporated by reference into this Note. This Note shall evidence, and the Mortgages shall secure, the Secured Indebtedness.

5. Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days of the due date, Holder shall have the option to charge Borrowers the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

6. Acceleration Upon Default. At the option of Holder, if Borrowers fail to pay any sum specified in this Note within 7 days of the due date, or if a default occurs hereunder or under any other Loan Document not cured after any applicable notice and opportunity to cure as may be permitted therein (each an “Event of Default”), the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

7. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State of Florida, as limited pursuant to paragraph 8 below. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

8. Limitation on Interest. The agreements made by Borrowers with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrowers (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

9. Prepayment. Borrowers shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except upon payment of any Prepayment Fee or Default Prepayment Fee, as applicable, required under paragraph 10 hereof, and except as follows:

(a) Commencing on the first day of the 7th month following the Advance Date, the Borrower may prepay the Secured Indebtedness, in full, or in part in an amount based on the allocations of the Loan Amount set forth on the schedule attached to the Application as Exhibit “B”, subject to payment of the applicable required Prepayment Fee required under paragraph 10 hereof, upon ten (10) days prior written notice to the Holder.

(b) Commencing on the first day of the 81st month following the Advance Date, the Borrower may prepay the Secured Indebtedness in full, but not in part, upon payment of any applicable LIBOR breakage fee (as defined below), but without payment of any additional Prepayment Fee, upon ten (10) days prior written notice to the Holder.

If one or more Borrowers provide notice of an intention to prepay, the Loan Amount to be prepaid shall become due and payable on the date specified in the prepayment notice. Any tender of payment by Borrowers or any other person or entity of the Secured Indebtedness, other than as expressly provided in this paragraph 9 shall be a prohibited prepayment. Notice from one Borrower under this paragraph 9 shall be deemed notice from all Borrowers.

10. Prepayment Fee. If a prepayment of all or any part of the Secured Indebtedness is made (i) pursuant to paragraph 9(a) above; or (ii) following an Event of Default and an acceleration of the Maturity Date; or (iii) by reason of the application of money to the principal of the Loan Amount after a casualty or condemnation; or (iv) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then, and in any such event, to compensate Holder for the loss of the investment, Borrowers shall pay an amount equal to a Prepayment Fee or Default Prepayment Fee, as applicable, calculated as follows:

(a) The “Prepayment Fee” shall be equal to the sum of (i) the fee applicable to the month in which the Floating Rate Loan is prepaid (as provided below in paragraph 9), plus (ii) a “LIBOR breakage fee”, which shall be the fee payable pursuant to the pricing contract in place, or if there is not such pricing contract in place at the time of prepayment, the fee shall be the interest per diem payable at the LIBOR Rate in effect as of the most recent Rate Reset Date multiplied by the number of days remaining in the current three (3) month LIBOR period. The Applicable Prepayment Fee shall be determined as follows:

i. From the 1st day of the 7th month through the last day of the 24th month following the Advance Date, the Prepayment Fee shall be equal to 0.75% of the outstanding principal balance of the Loan plus the LIBOR breakage fee;

ii. From the 1st day of the 25th month through the last day of the 36th month following the Advance Date, the Prepayment Fee shall be equal to 0.50% of the outstanding principal balance of the Loan plus the LIBOR breakage fee;

iii. From the 1st day of 37th month through the last day of the 81st month following the Advance Date, the Prepayment Fee shall be equal to 0.25% of the outstanding balance of the Loan plus the LIBOR breakage fee; and

iv. Beginning on the 1st day of the 82nd month following the Advance Date, the Loan, with the exception of the LIBOR breakage fee, shall be due and payable.

(b) Notwithstanding the foregoing subparagraphs 10(a)(i) through (iv) above, if a prepayment of this Note, in full or in part, is made following an acceleration of the Maturity Date, the application of proceeds of the principal amount of the Loan Amount after casualty or condemnation or in connection with a purchase of the Property, or any part thereof, at foreclosure sale, then the Borrowers shall pay a Prepayment Fee in an amount equal to one percent (1%) of the principal amount so prepaid, plus the LIBOR breakage fee (the “Default Prepayment Fee”), regardless of the date of such prepayment; provided, however, that in the event of a casualty or condemnation, as long as the Borrowers make a good faith effort to obtain an amount equal to the Default Prepayment Fee due as a result of the casualty or condemnation as a part of the damages from the condemning authority, insurer or party causing the casualty, as applicable, the Default Prepayment Fee due as a result of such casualty or condemnation shall be waived to the extent such amount is not collected by the Borrowers.

The Prepayment Fee shall be waived by the Holder in the event the Holder elects, in its sole discretion, to refinance the Loan with a fixed rate loan. The Borrowers hereby acknowledge and agree, however, that the Holder is undertaking no obligation to refinance the Loan or even to consider refinancing the Loan, and that no assurance of any such undertaking, either verbal or written, has been given by the Holder to the Borrowers.

11. Waiver of Right to Prepay Note Without Prepayment Fee. Each Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the applicable Prepayment Fee. Each Borrower agrees that the applicable Prepayment Fee represents the reasonable estimate of Holder and Borrowers of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

EXCEPT AS OTHERWISE SET FORTH HEREIN, EACH BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER FLORIDA LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART,

WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 10. BY EXECUTING THIS NOTE, EACH BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

12. Interest Rate Protection. At or prior to the Advance Date, Borrowers shall enter into an Interest Rate Cap Agreement which shall protect against an increase in interest rates which would cause the Interest Rate to exceed 9.50% per annum. The Interest Rate Cap Agreement (a) shall be in form acceptable to the Holder, (b) shall be with a counterparty acceptable to the Holder, and which counterparty shall have a credit rating of “A” or better by Moody’s Investors Service, Inc., or “A” or better by Standard & Poor’s Rating Group, (c) shall direct such acceptable counterparty to deposit directly into an account designated by the Holder so long as any portion of the Loan remains outstanding, provided, however, for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if any of the Property is transferred to the Holder (or its nominee or designee) by judicial foreclosure or non-judicial foreclosure or by deed-in-lieu thereof, (d) shall be for an initial term equal to three (3) years and shall be renewed for an additional three (3) year term and subsequent one (1) year term, and (e) shall have an initial notional amount equal to the principal balance of the Loan. Borrowers and the Liable Parties will guarantee the cost to purchase a subsequent three (3) year Interest Rate Cap Agreement and one (1) year Interest Rate Cap Agreement for the remaining four (4) years of the term at the end of the initial three (3) years. Borrowers shall collaterally assign to the Holder all of their right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to the Holder an executed counterpart of such Interest Rate Cap Agreement which shall by its terms authorize the assignment to the Holder and require that payments be deposited directly into the account as shall be designated by the Holder. Borrowers shall comply with all of their obligations under the Interest Rate Cap Agreement. All amounts paid by the counterparty under the Interest Rate Cap Agreement to Borrowers or the Holder shall be deposited immediately into such account as shall be designated by the Holder. The Interest Rate Cap Agreement and the aforesaid account designated by the Holder shall be deemed to be part of the “Property” for purposes of the Mortgages. Borrowers shall take all actions reasonably required by the Holder to enforce the Holder’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty, and shall not waive, amend or otherwise modify any of their respective rights thereunder. In the event of a downgrade, withdrawal or qualification of the rating of the counterparty by Moody’s Investor’s Service, Inc. or by Standard & Poor’s Ratings Group, at the Holder’s option, Borrowers shall replace the Interest Rate Cap Agreement with a replacement Interest Rate Cap Agreement with a counterparty acceptable to the Holder not less than ten (10) days following receipt of notice from the Holder of such downgrade, withdrawal or qualification. In the event that Borrowers fail to purchase, deliver and/or maintain the Interest Rate Cap Agreement or any replace thereof as required hereby, the Holder may (in addition to exercising any of its other rights and remedies) purchase such Interest Rate Cap Agreement or any replacement thereof, and the costs incurred by the Holder in purchasing and maintaining the same shall be paid by the Borrowers with interest thereon at the Default Rate from the date such cost was incurred by the Holder until such cost is paid by the Borrowers to the Holder. In connection with the Interest Rate Cap Agreement, Borrowers shall obtain and deliver to the Holder on or before the Advance Date an opinion of counsel for the counterparty (upon which the Holder and its successors and assigns may rely) in form, scope and substance acceptable to the Holder regarding the authorization of the counterparty, the legality, the validity and binding effect of the Interest Rate Cap Agreement, and such other matters as the Holder may reasonably require. The obligation to purchase and maintain the Interest Rate Cap Agreement and any renewal or replacement thereof shall be fully recourse to Borrowers and the Liable Parties.

13. Liability of Borrowers. Upon the occurrence of an Event of Default, except as provided in this paragraph 13, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrowers. However, nothing contained in this section shall limit the rights of Holder to proceed against Borrowers and/or the Liable Parties, if any, (i) to enforce any Leases entered into by each Borrower or its Affiliates as tenant, guarantees, or other agreements entered into by each Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or intentional waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrowers or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) following an Event of Default, to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrowers that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder; (v) to recover Rents and Profits received by Borrowers after the first day of the month in which an Event of Default, as defined in each of the Mortgages, occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of each Mortgage pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of each Mortgage, pertaining to out of pocket expenses incurred by the Holder; and/or (viii) to recover actual damages arising from Borrower’s failure to comply with Section 8.01 of each Mortgage pertaining to ERISA. In addition, to the extent that the Holder does not require deposits for the payment of taxes and insurance premiums, the Holder may proceed against the Borrowers to recover the amount of all sums which were required to be paid by the Borrowers for such purposes but which Borrowers have failed to pay.

In addition in the event the Loan is transferred to a third party other than (i) any entity in which Flagler Development Company, a Florida corporation, or Florida East Coast Industries, Inc., a Florida corporation (“FECI”) shall own, directly or indirectly, at least fifty-one percent (51%) of the equity interest and retain management control as permitted as set forth in the Application, or (ii) any entity that meets the requirements of Section 10.01(c)(ix) (except that the aggregate minimum net worth requirement for purposes hereof shall be $200 million instead of $100 million) and Section 10.01(c)(x) of the Mortgages, this limitation of liability shall not apply and the Loan will be a recourse loan in the event that any new transferee and/or Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against transferee and/or Borrower and transferee and/or Borrower fails in good faith to pursue dismissal.

14. Waiver by Borrowers. Borrowers and others who may become liable for the payment of all or any part of this Note, and each of them, waive presentment for payment, protest, notice of dishonor and notice of protest, and, except as may otherwise be provided herein or in the other Loan Documents, diligence, demand, notice of nonpayment, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrowers or any other person or persons.

15. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

16. Fees and Expenses. If Borrowers default under this Note, Borrowers shall be personally liable, jointly and severally, for and shall pay to Holder, in addition to the sums stated above, those costs and expenses of enforcement and collection, including a reasonable sum as an attorney’s fee, which are identified in Section 11.06 and 11.07 of each Mortgage. This obligation is not limited by paragraph 13 of this Note.

17. No Amendments. This Note may not be modified or amended except in a writing executed by Borrowers and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrowers and Holder.

18. Governing Law. This Note is to be construed and enforced in accordance with the laws of the State of Florida.

19. Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrowers. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note. TO THE EXTENT THAT ANY PROVISION OF THIS NOTE CONTRADICTS OR CONFLICTS WITH ANY

PROVISION OF THE APPLICATION, THE APPLICABLE PROVISIONS OF THIS NOTE WILL GOVERN AND BE CONTROLLING.

20. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgages given by each Borrower, respectively. Notices received from one Borrower shall be deemed notice from all Borrowers hereunder.

21. Time of the Essence. Time shall be of the essence with respect to all of Borrowers’ obligations under this Note.

22. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the applicable Prepayment Fee) immediately due and payable.

23. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING AND/OR HEARING ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS NOTE, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

IN WITNESS WHEREOF, Borrowers have executed this Note as of the Execution Date.

FLAGLER DEVELOPMENT COMPANY, a Florida corporation

By:
Name:	G. John Carey
Title:	President

GRAN CENTRAL - DEERWOOD NORTH, L.L.C., a Delaware limited liability company

By:	Flagler Development Company, a Florida corporation, its sole member

By:
	Name:	G. John Carey
	Title:	President

BEACON STATION 22, 23 AND 34 LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCC Beacon 22, 23 and 24, LLC, a Florida limited liability company, as general partner

By:
	Name:	G. John Carey
	Title:	President

By:
Flagler Development Company, a Florida corporation; its sole member

Documentary Stamp Tax in the amount of $157,500.00 has been paid on this Note, and receipt for payment thereof is reflected on the Mortgage securing this Note.